Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc. and the references to our audits of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue at December 31, 2012, and the corresponding audit letter, dated January 29, 2013, in this Registration Statement on Form S-3 of Matador Resources Company. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III
Chairman and Chief Executive Officer

Dallas, Texas

April 8, 2013